GAMMON LAKE RESOURCES INC.	MEXGOLD RESOURCES INC.
202 Brownlow Ave., Cambridge 2, Suite 306	202 Brownlow Ave., Cambridge 2, Suite 306
Dartmouth, Nova Scotia, B3B 1T5	Dartmouth, Nova Scotia, B3B 1T5
Tel: 902-468-0614 Fax: 902-468-0631	Tel: 902-468-0614 Fax: 902-468-0631
www.gammonlake.com	www.mexgold.com
TSX:GAM / AMEX:GRS / BSX:GL7	TSXV:MGR

Dartmouth, June 26, 2006

GAMMON LAKE AND MEXGOLD ANNOUNCE DEFINITIVE BUSINESS
COMBINATION AGREEMENT

The Boards of Directors of Gammon Lake Resources Inc. (TSX: GAM and AMEX: GRS) and Mexgold Resources Inc. (TSX-V: MGR) are pleased to announce that the two companies have entered into a definitive business combination agreement which supersedes the binding letter of intent announced on May 29, 2006 and provides that Gammon Lake will acquire all of the outstanding common shares and options of Mexgold in exchange for Gammon Lake shares and options.

Under the business combination, Mexgold shareholders will receive 0.47 common shares of Gammon Lake for each Mexgold common share held. Mexgold options will be exchanged for options to purchase Gammon Lake common shares on an economically-equivalent basis.

Mr. Fred George, Chairman and President of Gammon Lake, stated, "with consolidation occurring around the world, it is only logical that two related companies based in the same city, with common management and a significant number of common shareholders, join forces to become more competitive." The business combination will result in a single company with a common purpose and a focus on the exploration for and mining of gold and silver in Mexico.

Glen Holmes, Chairman of the Special Committee of Mexgold's directors, said "the Committee was unanimous in recommending the business combination."

Procedurally, the business combination will be a statutory plan of arrangement under the Business Corporations Act (Ontario). The arrangement is subject to approval by a two thirds majority of holders of Mexgold common shares and options, voting together as a class. It is also subject to the approval of a majority of the disinterested holders of Mexgold common shares and the approval of the Superior Court of Justice (Ontario).

The meeting of Mexgold shareholders and option holders to approve the Business Combination will be held on or about July 28, 2006. The notice of meeting, information circular and related materials will be mailed during the first week of July.

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About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The company's flagship Ocampo Gold-Silver Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. The company is 100% unhedged and is fully financed following a US$40 million increase in its credit facility to finance remaining costs related to the Ocampo project.

About Mexgold

Mexgold Resources has been producing gold and silver from the El Cubo Mine since the Company acquired the mine in March, 2004. Mexgold has a cash position of approximately C$36 million. During the first quarter of 2006 the mine produced 10,643 ounces of gold and 496,783 ounces of silver. On a fully diluted basis, Mexgold is currently 20% owned by Gammon Lake.

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, synergies and financial impact of the proposed transaction, the competitive position of the combined company, the benefits of the proposed transaction, exploration results, and future plans and objectives of Gammon Lake and Mexgold, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's and Mexgold's expectations include, among others, risks related to international operations, the businesses of Gammon Lake and Mexgold not being successfully integrated or such integration proving more difficult, time consuming or costly than expected, not realizing on potential benefits of the combination, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission and Mexgold's Management's Discussion and Analysis as filed with securities regulatory authorities in Canada. Although Gammon Lake and Mexgold have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

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There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Neither Gammon Lake nor Mexgold undertakes to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

For further information please visit the Gammon Lake or Mexgold websites at www.gammonlake.com or www.mexgold.com.

For additional information please contact:

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc. and Mexgold Resources Inc.
902-468-0614

Jodi Eye
Investor Relations
Gammon Lake Resources Inc. and Mexgold Resources Inc.
902-468-0614